                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    Form 8-K
                             CURRENT REPORT PURSANT
                          TO SECTION 13 OR 15(d) OF THE
                       SUCURITIES EXCHANGE ACT OF 1934

                                ---------------

         Date of Report (Date of Earliest Event Reported):  May 28, 2001


                             GulfMark Offshore, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


             000-22853                                  76-0526032
     (Commission File Number)               (I.R.S. Employer Identification No.)


5 Post Oak Park, Suite 1170, Houston, Texas               77027
  (Address of Principal Executive Offices)              (Zip Code)


                                   (713) 963-9522
              (Registrant's Telephone Number, Including Area Code)


                                          N/A
          (Former Name or Former Address, if Changed Since Last Report

ITEM 2.  Acquisition or Disposition of Assets

         On May 28, 2001, and June 8, 2001, GulfMark obtained definitive agreements to acquire all of the outstanding shares of Sea Truck Holding AS, a privately- held Norwegian company ("Sea Truck"). Total consideration for the acquisition is approximately $61.8 million which includes the assumption of debt of approximately $23.2 million as of April 30, 2001. Approximately $18.4 million of the purchase price will be funded through the Company's $75.0 million credit facility. The balance of the purchase price will be funded by the Company's cash on hand. Sea Truck owns five offshore support vessels which provide marine support and transportation services to companies engaged in offshore exploration and production of oil and gas in the North Sea. The closing of the acquisition is subject to the termination of a prescribed notice period associated with a corporate reorganization of Sea Truck that occurred prior to the acquisition. The acquisition is expected to close on or about June 19, 2001.

ITEM 7.  Financial Statements and Exhibits

(a)      Financial Statements of Business Acquired.

         As of the date of the filing of this current report on Form 8-K, it is impracticable for the Company to file the financial statements for the acquired business. In accordance with Item 7(a)(4), the required financial statements will be filed in the amendment to this Report as soon as practicable, but not later than July 27, 2001.

(b)      Pro Forma Financial Information.

         It is impracticable for the Company to file the pro forma financial information for the acquired business at this time. The required pro forma financial information will be filed in an amendment to this Report as soon as practicable, but not later than July 27, 2001.

(c)      Exhibits.

         *Exhibit 10.1 Form of Share Purchase Agreement between Gulf Offshore Norge AS and certain sellers of 3,529,588 shares of Sea Truck Holding AS dated as of May 28, 2001.

         *Exhibit 10.2 Form of Share Purchase Agreement between Gulf Offshore Norge AS and certain sellers of 3,330,555 shares of Sea Truck Holding AS dated as of June 8, 2001.

         *Filed herewith

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           GulfMark Offshore, Inc.


Date: June 12, 2001                          By: /s/ Edward A. Guthrie
                                             -------------------------
                                             Executive Vice President